                          INVESTMENT ADVISORY AGREEMENT


         THIS AGREEMENT, made this 1st day of May, 2000, by and between Advantus Series Fund, Inc., a Minnesota corporation (the "Fund") and Advantus Capital Management, Inc., a Minnesota corporation ("Adviser");

                                   WITNESSETH:

     WHEREAS, the Fund is engaged in business as a diversified open-end management investment company registered as such under the Investment Company Act of 1940 (the "Investment Company Act") and offers for sale distinct series of shares of common stock (each a "Portfolio"), each of which Portfolios pursues its investment objectives through separate policies;

     WHEREAS, the Adviser is engaged in rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940;

     WHEREAS, the Fund desires and intends to have one or more investment advisers ("Sub-Advisers") provide investment advisory and portfolio management services with respect to the Portfolios other than those Portfolios managed by the Adviser; and

     WHEREAS, the Fund desires to appoint the Adviser to provide investment advisory and management services to the Fund and each Portfolio as now exists and as hereafter may be established in the manner and on the terms hereinafter set forth, and the Adviser is willing to furnish such services.

     NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties do hereby agree as follows:

Section 1.        APPOINTMENT OF ADVISER

     The Fund appoints the Adviser to act as the investment adviser to and manager of the Fund and the Portfolios, to manage the investment and reinvestment of the assets of those Portfolios and to administer each Portfolio's affairs subject to the supervision of the Board of Directors of the Fund on the terms and conditions set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services and to assume the obligations set forth in this Agreement.

     The Adviser will for all purposes provided in this Agreement be deemed to be an independent contractor and will have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund, unless otherwise expressly provided or authorized either in this Agreement or in another writing by the Fund. The Fund retains the ultimate responsibility and authority for direction and control of the services provided by the Adviser pursuant to this Agreement.

Section 2.        DUTIES OF THE ADVISER

     The investment of the assets of the Fund shall at all times be subject to the applicable provisions of the Articles of Incorporation, the Bylaws, the Registration Statement, the current Prospectus and the Statement of Additional Information of the Fund and shall conform to the investment objectives, policies and restrictions of the Fund as set forth in such documents and as interpreted from time to time by the Board of Directors of the Fund. Within the framework of the


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investment objectives, policies and restrictions of the Fund, the Adviser shall have the sole and exclusive responsibility for the management of the Fund's several Portfolios and the making and execution of all investment decisions for the Fund and those Portfolios which the Adviser manages directly.

     In carrying out its obligations to manage the investments and reinvestments of the assets of the Portfolios of the Fund, the Adviser shall: (1) obtain and evaluate pertinent economic, statistical, financial and other information affecting the economy generally and individual companies or industries the securities of which are included in the Fund's Portfolios or are under consideration for inclusion therein; (2) formulate and implement a continuous investment program for each Portfolio consistent with the investment objective and related investment policies for each such Portfolio as set forth in the Fund's registration statement, as amended; and (3) take such steps as are necessary to implement the aforementioned investment programs by purchase and sale of securities including the placing of orders for such purchases and sales.

     The Adviser shall report to the Board of Directors of the Fund regularly at such times and in such detail as the Board may from time to time determine to be appropriate in order to permit the Board to determine the adherence of the Adviser to the investment objectives, policies and restrictions of the Fund and of each of its Portfolios.

     The Adviser shall, at its own expense, furnish the Fund office space and all necessary office facilities, equipment and personnel for servicing the investments of the Fund. The Adviser shall arrange for officers or employees of the Adviser to serve without compensation from the Fund as directors, officers or employees of the Fund if duly elected or appointed to such positions by the shareholders, directors or officers of the Fund.

     The Adviser shall maintain all records necessary in the operation of the Fund including records pertaining to its shareholders and investments. The Adviser hereby acknowledges that all such records are the property of the Fund, and in the event that a transfer of management or investment advisory services to someone other than the Adviser should ever occur, the Adviser will promptly and at its own cost, take all steps necessary to segregate such records and deliver them to the Fund.

Section 3.        COMPENSATION FOR SERVICES

     In payment for the investment advisory services to be rendered by the Adviser hereunder, the Fund shall pay to the Adviser as full compensation for all services hereunder a fee computed separately for each Portfolio at an annual rate, as set forth in Schedule A to this Agreement.

     The amount of the fees as set forth in Schedule A hereto will be deducted on each business day from the value of each Portfolio of the Fund prior to determining the Portfolio's net asset value for the day and it shall be transmitted or credited to the Adviser. The fee shall be based on the net asset values of all of the issued and outstanding shares of such Portfolio of the Fund as determined as of the close of each business day pursuant to the Articles of Incorporation, Bylaws and currently effective Prospectus and Statement of Additional Information of the Fund.

Section 4.        USE OF SUB-ADVISER

     (a) Subject to the supervision and direction of the Board of Directors, the Adviser will provide to the Fund investment management evaluation services with respect to certain Portfolios principally by performing initial review of prospective Sub-Advisers for those Portfolios and supervising and monitoring Sub-Adviser performance thereafter. The Adviser agrees to report to the Fund the results of its evaluation, supervision and monitoring functions and to keep certain books and records of the Fund in connection therewith. The Adviser further agrees to communicate performance expectations and evaluations to the Sub-Advisers, and to recommend to the Fund whether agreements with Sub-Advisers should be renewed, modified or terminated.

     (b) The Adviser is responsible for informing the Sub-Advisers of the investment objective(s), policies and restrictions of the Portfolio(s) for which the Sub-Adviser is responsible, for informing or ascertaining that it is aware of other legal and regulatory responsibilities applicable to the Sub-Adviser with respect to the Portfolio(s) for which the Sub-Adviser is responsible, and is not responsible for the specific actions (or inactions) of a Sub-Adviser in the performance of the duties assigned to it.

     (c) The Adviser shall enter into an agreement(s) ("Sub-Advisory Agreement") with one or more Sub-Advisers for each Portfolio which the Adviser does not manage directly. The Sub-Advisory Agreement between the Adviser and any Sub-Adviser shall be subject to the approval of the Fund's Board of Directors.

     (d) The Adviser shall be responsible for the fees payable to and shall pay the Sub-Adviser of each Portfolio the fee as specified in the Sub-Advisory Agreement relating thereto.

Section 5.        ALLOCATION OF EXPENSES

     In addition to the fee described in Section 3 hereof, the Fund shall pay all its costs and expenses which are not assumed by the Adviser. These Fund expenses include, by way of example, but not by way of limitation, all expenses incurred in the operation of the Fund including, among others, interest, taxes, brokerage fees and commissions, fees of the directors who are not employees of the Adviser or any of its affiliates, expenses of the directors' and shareholders' meetings, including the cost of printing and mailing proxies, expenses of insurance premiums for fidelity and other coverage, association membership dues, charges of custodians, auditing and legal expenses. The Fund will also pay the fees and bear the expense of registering and maintaining the registration of the Fund and its shares with the Securities and Exchange Commission and registering or qualifying its shares under state or other securities laws and the expense of preparing and mailing prospectuses and reports to shareholders.

     Each Portfolio will bear all expenses that may be incurred with respect to its individual operation, including but not limited to transaction expenses, advisory fees, brokerage, interest, taxes and the charges of the custodian. The Fund will pay all other expenses not attributable to a specific Portfolio, but those expenses will be allocated among the Portfolios on the basis of the size of their respective net assets unless otherwise allocated by the Board of Directors of the Fund.

Section 6.        FREEDOM TO DEAL WITH THIRD PARTIES

     The Adviser shall be free to render services to others, including other investment companies, similar to those rendered under this Agreement or of a different nature except as such services may conflict with the services to be rendered or the duties to be assumed hereunder. It is understood and agreed that the officers, directors and employees of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors or employees of any other firm or corporation, including other investment companies.

Section 7.        CONFLICTS OF INTEREST

     It is understood that directors, officers, agents and stockholders of the Fund are or may be interested in the Adviser as directors, officers, stockholders, or otherwise; that directors, officers, agents and stockholders of the Adviser are or may be interested in the Fund as directors, officers, stockholders or otherwise; that the Adviser may be interested in the Fund; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Articles of Incorporation of the Fund and the Adviser, respectively, or by specific provision of applicable law.

Section 8.        REGULATION

     The Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

Section 9.        EFFECTIVE DATE, DURATION AND TERMINATION OF AGREEMENT

     This Agreement shall become effective upon its approval by the Shareholders of the capital stock of each Portfolio, which shall be the date of its execution first above written. This Agreement will continue in effect for a period more than two years from the date of its execution only so long as such continuance is specifically approved at least annually either by the Board of Directors of the Fund or by the vote of a majority of the outstanding voting securities of the Fund, provided that in either event such continuance shall also be approved by the vote of a majority of the directors of the Fund who are not interested persons (as defined in the Investment Company Act) of any party to

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this Agreement cast in person at a meeting called for the purpose of voting on such approval. The required Shareholder approval of this Agreement or of any continuance of this Agreement shall be effective with respect to a Portfolio if a majority of the outstanding voting securities (as defined in Rule 18f-2(h) under the Investment Company Act) of capital stock of that Portfolio votes to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by a majority of the outstanding voting securities of the Fund.

     If the Shareholders of capital stock of any Portfolio to which this Agreement relates fail to approve the Agreement or any continuance of the Agreement, the Adviser will continue to act as investment adviser with respect to such Portfolio pending the required approval of the Agreement or its continuance, of a new contract with the Adviser or a different adviser or other definitive action; provided, that the compensation received by the Adviser in respect of the Portfolio during such period will be no more than its actual costs incurred in furnishing investment advisory and management services to the Portfolio or the amount it would have received under the Agreement in respect of the Portfolio, whichever is less.

     This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Directors of the Fund or by the vote of a majority of the outstanding voting securities of a Portfolio or by the Adviser, on sixty days' written notice to the other party. This Agreement will automatically terminate in the event of its assignment (as defined in the Investment Company
Act).

Section 10.       AMENDMENTS TO THE AGREEMENT

     This Agreement may be amended by the parties only if such amendment is specifically approved by the vote of a majority of the outstanding voting securities of the Fund and by the vote of a majority of the directors of the Fund who are not interested persons of any party to this

Agreement cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to any Portfolio to which this Agreement relates if a majority of the outstanding voting securities of the capital stock of that Portfolio vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of the Fund. Notwithstanding the foregoing, this Agreement may be amended without shareholder approval to the extent such is permitted under then-current regulatory interpretations of the Investment Company Act..

Section 11.       NOTICE OF INFORMATION

     Each party hereto shall advise the others promptly of (a) any action of the Securities and Exchange Commission or any authorities of any state or territory, of which it has knowledge, affecting registration or qualification of the Fund, and (b) the happening of any event which makes untrue any statement, or which requires the making of any change, in the registration statement or prospectus in order to make the statements therein not misleading.

Section 12.       ENTIRE AGREEMENT

     This Agreement contains the entire understanding and agreement of the parties.

Section 13.       HEADINGS

     The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.


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

Section 14        RECEIPT OF NOTICES

     Any notice under this Agreement shall be in writing, addressed, delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for the receipt of such notice.


     IN WITNESS WHEREOF, the Fund and the Adviser have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                              Advantus Series Fund, Inc.



                                              BY
                                                --------------------------------
                                                William N. Westhoff
                                                President

                                              Advantus Capital Management, Inc.



                                              BY
                                                --------------------------------
                                                Frederick P. Feuerherm
                                                Senior Vice President


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



                                   SCHEDULE A

                                     TO THE

                          INVESTMENT ADVISORY AGREEMENT

                                   MAY 1, 2000

     As compensation for the services to be rendered and the charges and expenses to be assumed and paid by the Adviser, each Portfolio shall pay the Adviser an annual fee based on the average daily net asset value of the respective Portfolio in accordance with Section 3 of the Investment Advisory Agreement and the following schedule:


PORTFOLIO                                                 FEE RATE

Growth Portfolio          0.45% on the first $1 billion in assets
                          0.40% on all assets in excess of $1 billion in assets

Bond Portfolio            0.30% on the first $500 million in assets
                          0.25% on the next $500 million in assets
                          0.20% on all assets in excess of $1 billion in assets

Money Market              0.25% on the first $1 billion in assets
Portfolio                 0.20% on all assets in excess of $1 billion in assets

Asset Allocation          0.35% on the first $1 billion in assets
Portfolio                 0.30% on all assets in excess of $1 billion in assets

Mortgage Securities       0.30% on the first $1 billion in assets
Portfolio                 0.25% on all assets in excess of $1 billion in assets

Index 500 Portfolio       0.15% on the first $250 million in assets
                          0.10% on the next $750 million in assets
                          0.075% on all assets in excess of $1 billion in assets

Capital Appreciation      0.50% on the first $1 billion in assets
Portfolio                 0.45% on all assets in excess of $1 billion in assets

International Stock       0.60% on the first $250 million in assets
Portfolio                 0.55% on the next $250 million in assets
                          0.50% on the next $500 million in assets
                          0.45% on all assets in excess of $1 billion in assets


Small Company Portfolio   0.65% on the first $1 billion in assets
                          0.60% on all assets in excess of $1 billion in assets

Maturing Government
Bond - 2002 Portfolio     0.25%

Maturing Government
Bond - 2006 Portfolio     0.25%

Maturing Government
Bond - 2010 Portfolio     0.25%

Value Stock Portfolio     0.50% on the first $500 million in assets
                          0.45% on the next $500 million in assets
                          0.40% on all assets in excess of $1 billion in assets

Small Company Value       0.70% on the first $1 billion in assets
Portfolio                 0.65% on all assets in excess of $1 billion in assets

Global Bond Portfolio     0.60% on the first $1 billion in assets
                          0.55% on all assets in excess of $1 billion in assets

Index 400 Mid-Cap         0.15% on the first $250 million in assets
Portfolio                 0.10% on the next $750 million in assets
                          0.075% on all assets in excess of $1 billion in assets

Macro-Cap Value           0.50%
Portfolio

Micro-Cap Growth          0.95%
Portfolio

Real Estate Securities    0.60% on the first $1 billion in assets
Portfolio                 0.55% on all assets in excess of $1 billion in assets

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